Exhibit 12(a)



                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

               Computation of Ratio of Earnings to Fixed Charges


                                                   Quarter Ended      Fiscal Year Ended
                                                     April 30,           January 31,
                                                  --------------      -----------------
                                                   1996   1995             1996
                                                  ------ ------           ------
                                                             (millions)
Earnings before income taxes and minority
  interest                                        $ 74     $ 81            $349

Add (deduct):
Equity in net earnings of less than 50%
   owned companies                                  (7)       -             (20)
Dividends from less than 50% owned companies         3        -               4
Fixed charges                                       96      119             426

Interest capitalized, net of amortization            1        1              (2)
                                                  ----     ----            ----

Earnings available for fixed charges              $167     $201            $757
                                                  ----     ----            ----

Interest Expense                                  $ 80     $111            $378
Proportionate share of 50% owned companies
   fixed charges                                     3        1               6
Portion of rent expense deemed to
   represent interest factor                        13        7              42
                                                  ----     ----            ----
Fixed Charges                                     $ 96     $119            $426
                                                  ----     ----            ----

Ratio of Earnings to Fixed Charges                 1.7x     1.7x            1.8x
                                                  ====     ====            ====